EXHIBIT 99.1

	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
FOR IMMEDIATE RELEASE		713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2006
FIRST QUARTER RESULTS
HOUSTON — MARCH 8, 2006 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2006 first quarter ended January 31, 2006.
     Revenues for the first quarter of 2006 were $83.8 million, of which $12.6 million is attributable to business operations of the company’s July 2005 acquisition, compared to revenues of $47.7 million for the first quarter of fiscal 2005. First quarter revenue growth is a result of Powell’s strengthening backlog in its Electrical Power Products business segment. Net income for the first quarter was $1.1 million, or $0.10 per diluted share, compared to a net loss of $1.4 million, or ($0.13) per share, in the same period a year ago.
     Thomas W. Powell, chairman and chief executive officer, stated, “We are very pleased with our first quarter results, which reflect continued improvement in our Electrical Power Products business. We experienced revenue growth in all of the major sectors we serve, especially in those that call for highly complex projects with specific, customized needs, a part of the market where Powell is well positioned. In the first quarter we demonstrated a turnaround in our earnings from the first quarter of last year. Additionally, new orders continued to strengthen, and our backlog rose to a record $287 million. We remain optimistic about the level of business activity and opportunities in our markets going forward.”

     The Electrical Power Products segment recorded revenues of $76.6 million in the first quarter, of which $12.6 million is attributable to business operations of the company’s July 2005 acquisition, compared to $39.8 million in the first quarter a year ago. Income before income taxes for Electrical Power Products totaled $1.4 million versus a loss before income taxes of $2.6 million in last year’s first quarter.
     The Process Control Systems segment recorded revenues for the first quarter of $7.2 million compared to $7.9 million for the same period a year ago. Income before income taxes for Process Control Systems totaled $361,000 versus $255,000 a year ago.
     The company’s order backlog as of January 31, 2006 was a record $287 million compared to $147 million at the end of the first quarter a year ago and compared to $259 million at the end of the fourth quarter of fiscal 2005. New orders placed during the first quarter totaled $111 million compared to $60 million in the first quarter a year ago and $92 million in the fourth quarter of 2005.
OUTLOOK
     The following statements are based on the current expectations of the company. These statements are forward-looking and actual results may differ materially as further elaborated in the last paragraph below. As previously announced, the company will change its fiscal year-end to September 30 from October 31, effective September 30, 2006. Accordingly, the outlook provided for fiscal 2006 consists of eleven months compared to twelve months in fiscal 2005.
     Powell Industries expects fiscal 2006 second quarter earnings to range between $0.08 and $0.12 per diluted share and full year 2006 earnings to range between $0.45 and $0.55 per diluted share. Included in the company’s outlook for 2006 are projected incremental costs for the expensing of stock options and the implementation of a new ERP system. Fiscal 2006 revenue is expected to range between $300 million and $325 million.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, March 8, 2006, at 11:00 a.m. eastern time. To participate in the conference call, dial 303-205-0066 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 15, 2006. To access the replay, dial 303-590-3000 using a passcode of 11055349.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
     Powell Industries, Inc., headquartered in Houston, TX, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
Tables to follow

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended
	January 31,
	2006	2005
(In thousands, except per share data)	(Unaudited)
Revenues	$83,813	$47,689

Cost of goods sold	69,036	40,730

Gross profit	14,777	6,959

Selling, general and administrative expenses	12,984	9,521

Income (loss) before interest, income taxes and minority interest	1,793	(2,562)

Interest expense	335	77

Interest income	(302)	(277)

Income (loss) before income taxes and minority interest	1,760	(2,362)

Income tax provision (benefit)	649	(924)

Minority interest in net income (loss)	18	(12)

Net income (loss)	$1,093	$(1,426)

Net earnings (loss) per common share:

Basic	$0.10	$(0.13)

Diluted	$0.10	$(0.13)

Weighted average shares:

Basic	10,853	10,737

Diluted	11,004	10,737

SELECTED FINANCIAL DATA:

Capital Expenditures	$1,178	$1,539

Depreciation and amortization	$1,805	$1,158

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31,	October 31,
	2006	2005
(In thousands)	(Unaudited)
Assets:

Current assets	$168,393	$162,177

Property, plant and equipment, net	55,281	55,678

Other assets	7,168	8,804

Total assets	$230,842	$226,659

Liabilities & stockholders’ equity:

Current liabilities	$61,991	$58,739

Long-term debt and capital lease obligations, net of current maturities	18,833	19,436

Deferred and other long-term liabilities	3,521	3,789

Stockholders’ equity and minority interest	146,497	144,695

Total liabilities and stockholders’ equity	$230,842	$226,659

POWELL INDUSTRIES, INC. & SUBSIDIARIES
BUSINESS SEGMENTS

	Three Months Ended
	January 31,
	2006	2005
(In thousands)	(Unaudited)
Revenues:

Electrical Power Products	$76,642	$39,764
Process Control Systems	7,171	7,925

Total revenues	$83,813	$47,689

Income (loss) before income taxes:

Electrical Power Products	$1,399	$(2,617)
Process Control Systems	361	255

Total income (loss) before income taxes	$1,760	$(2,362)

	January 31,	October 31,
	2006	2005
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$184,750	$172,544
Process Control Systems	11,256	10,762
Corporate	30,860	39,013

Total identifiable tangible assets	$226,866	$222,319

Backlog:

Electrical Power Products	$245,257	$212,884
Process Control Systems	41,257	46,129

Total backlog	$286,514	$259,013